EXHIBIT 12

                                             HERSHEY FOODS CORPORATION
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (in thousands of dollars except for ratios)
                                                    (Unaudited)

                                                           For the Three Months Ended
                                                           --------------------------
                                                           March 31,       April 1,
                                                             2002           2001
                                                         -----------      ----------

Earnings:

Income before income taxes                               $  137,514        $ 126,859

Add (deduct):

   Interest on indebtedness                                  16,244           18,269
   Portion of rents representative of the
     interest factor (a)                                      3,525            3,649
   Amortization of debt expense                                 116              116
   Amortization of capitalized interest                       1,045            1,055
                                                            --------         -------
          Earnings as adjusted                           $  158,444        $ 149,948
                                                            ========         =======
Fixed Charges:

   Interest on indebtedness                              $   16,244        $  18,269
   Portion of rents representative of the
    interest factor (a)                                       3,525            3,649
   Amortization of debt expense                                 116              116
   Capitalized interest                                         329              272
                                                            --------         -------
       Total fixed charges                               $   20,214        $  22,306
                                                            ========         =======
Ratio of earnings to fixed charges                             7.84             6.72
                                                            ========         =======

NOTE:

(a)  Portion of rents representative of the interest factor consists of all rental expense pertaining to operating leases used to finance the purchase or construction of warehouse and distribution facilities, and one-third of rental expense for other operating leases.